Exhibit 99.1

News Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141

P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914
Voss to Lead Solutia Nylon Business
     ST. LOUIS, August 25, 2008 — Solutia Inc. (NYSE: SOA) today announced that James R. Voss, senior vice president of Solutia and president of the Technical Specialties division, will assume responsibility for managing the company’s Nylon business. While president of Technical Specialties, Voss led the successful integration of Flexsys into Solutia. Prior to being named president of Technical Specialties in 2007, Voss served as senior vice president of business operations at Solutia, with enterprise-wide responsibility for human resources, procurement, information technology, public relations and environment, safety and health. Before he joined Solutia in 2005, Voss served as senior vice president and chief administrative officer at Premcor Inc., a major independent oil refiner. Earlier business experience includes fifteen years in operational and human resources roles with United Parcel Service and others. Voss will continue to serve as president of Technical Specialties.
     Voss replaces Jonathon P. Wright, former senior vice president of Solutia Inc. and president of the Nylon business, who left Solutia.
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Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia’s ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.
About Solutia Inc.
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations. More information is available at www.Solutia.com.
Source: Solutia Inc.
St. Louis
8/25/08